                                                                     Exhibit 4.4


THIS SUBORDINATED PROMISSORY NOTE IS SUBORDINATE TO THE INDEBTEDNESS OF THE CORPORATION (AND ANY OF ITS AFFILIATES AND SUCCESSORS) ARISING UNDER (I) THE CREDIT AGREEMENT, DATED AS OF OCTOBER 5, 2000, BETWEEN THE CORPORATION AND BANK OF AMERICA N.A., AS AGENT (THE "AGENT"), AS HEREAFTER AMENDED, RESTATED OR OTHERWISE MODIFIED, AS SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF OCTOBER 4, 2000, BY SELLER AND THE CORPORATION IN FAVOR OF THE AGENT AND THE LENDERS (AS THEREIN DEFINED), (II) THE INDENTURE, DATED AS OF OCTOBER 15, 1996, BETWEEN THE CORPORATION AND CHASE MANHATTAN BANK, AS TRUSTEE (THE "TRUSTEE"), AS HEREAFTER AMENDED, RESTATED OR OTHERWISE MODIFIED, AS SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF OCTOBER 4, 2000, BY SELLER AND THE CORPORATION IN FAVOR OF THE TRUSTEE, (III) ANY OTHER INDEBTEDNESS OF THE CORPORATION UP TO AN AGGREGATE OF $5.0 MILLION (IV) ANY ADDITIONAL INDEBTEDNESS OF THE CORPORATION INCURRED IN CONNECTION WITH THE CERAMIC FIBER BUSINESS OR ANY RELATED OR SUBSTANTIALLY SIMILAR LINES OF BUSINESS, AND (V) ANY OTHER INDEBTEDNESS OF THE CORPORATION INCURRED FROM TIME TO TIME HEREAFTER TO REPAY, REFINANCE OR OTHERWISE REPLACE THE INDEBTEDNESS IDENTIFIED IN CLAUSES (I) THROUGH (IV) ABOVE (THE INDEBTEDNESS SET FORTH IN CLAUSES (I) THROUGH (V) ABOVE IS HEREINAFTER REFERRED TO AS "SENIOR INDEBTEDNESS") AND THE SUBORDINATION AGREEMENTS SET FORTH IN CLAUSES (I) AND (II) ABOVE ARE HEREINAFTER REFERRED TO AS THE SUBORDINATION AGREEMENTS".


                          SUBORDINATED PROMISSORY NOTE


$8,000,000 (U.S.)                                                October 4, 2000

         FOR VALUE RECEIVED, the undersigned, Unifrax Corporation, a Delaware corporation (the "CORPORATION"), hereby promises to pay to Societe Europeenne de Produits Refractaires, as agent for those Persons identified on Schedule I (the "PAYEE"), at "Les Miroirs" 18, Avenue d'Alsace, 92096 LA DEFENSE CEDEX, FRANCE, or at such other place as the Payee may from time to time designate in writing, in lawful money of the United States of America an aggregate amount equal to EIGHT MILLION U.S. DOLLARS ($8,000,000) on the terms set forth below; provided, however, that, subject to Section 5 below, the aggregate principal amount of this Subordinated Promissory Note (this "NOTE") will be increased on each anniversary of the date of this Note commencing on the first anniversary hereof, by an amount equal to FOUR MILLION U.S. DOLLARS ($4,000,000) as long as the Corporation would be permitted to issue to Payee at such time a $4,000,000 guaranty (each, a "GUARANTY AGREEMENT") of that certain Limited Recourse Promissory Note, dated October 4, 2000, issued by Unifrax Holding Co. ("HOLDINGS") in favor of Payee in the initial principal amount of $20,200,000 (the "HOLDINGS NOTE"), under the terms of the Indenture dated as of October 15, 1996 (the "INDENTURE"), by and between the Corporation and the Trustee, or any similar documentation relating to any other indebtedness of the Corporation incurred from time to time hereafter to repay, refinance or otherwise replace all or a portion of the indebtedness of the Corporation under the Indenture. Notwithstanding the foregoing, the aggregate principal amount of this Note will
(a) cease to so increase at such time as the Holdings Note and that certain Limited Recourse Promissory Note, dated October 4, 2000, issued by Holdings in favor of Carborundum do Brasil in the initial principal amount of $300,000 (together with the Holdings Note, the "HOLDINGS NOTES"), shall have been paid in full and (b) not, together with the aggregate principal amount of the Holdings Notes, and the face amount of all outstanding Guaranty Agreements, be increased to an amount in excess of $28,500,000.

         1. INTEREST RATE. This Note will bear, subject to Section 2(b) below, simple interest on the outstanding principal at an annual rate of (a) 7% from the date of this Note until December 31, 2001, (b) 8.5% from January 1, 2002 until December 31, 2002, and (c) 10% from January 1, 2003 until June 30, 2004.

         2. PAYMENT.

                  (a) Subject to Section 2(b) and Section 4 of this Note or acceleration as provided herein, interest is due and payable on January 31, 2001, January 31, 2002, January 31, 2003 and June 30, 2004 (each an
         "INTEREST PAYMENT DATE") based on an actual/365 day year and the actual days the principal amount hereof is outstanding. Interest on the principal amount of the Note will accrue beginning on the date of issuance and will continue to accrue for so long as any principal amount of the Note is outstanding.

                  (b) In the event that the Corporation does not make an interest payment on any Interest Payment Date as a consequence of any provision of any agreements or instruments representing or evidencing any Senior Indebtedness, the Corporation will not be required on any Interest Payment Date to make a cash interest payment hereunder, such non-payment will not constitute an Event of Default (defined below) hereunder and all of such installment (or the unpaid portion thereof) shall be added to the principal under this Note.

                  (c) The entire unpaid principal amount of this Note and any accrued and unpaid interest due hereon shall become due and payable on June 30, 2004.

                  (d) Whenever any payment to be made under this Note is stated to be due on Saturday, Sunday or a legal holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day.

         3. PREPAYMENT. This Note may be prepaid by the Corporation in whole or in part at any time without premium or penalty. Any such prepayment shall be first applied to the payment of accrued but unpaid interest on the principal amount to be prepaid and then to principal.

         4. SET-OFF. The Corporation has the right to offset against any payment of interest or principal due and payable (whether by scheduled amortization or prepayment) from the Corporation to the Payee under this Note any amounts owing from the Payee or any Affiliate (as hereinafter defined) to Holdings or the Corporation under any of the Transaction Documents (as defined in that certain Stock and Asset Purchase Agreement by and among Payee, the Corporation and certain other parties thereto, dated as of July 27, 2000) and any such offset shall not constitute an Event of Default. In the event of any such offset, the amount of such offset shall be allocated pro rata among (a) this Note; (b) the Holdings Notes; (c) that certain Subordinated Promissory Note, dated the date hereof, in the original principal amount of

$1,500,000, issued by Corporation in favor of SEPR; and (d) any Guaranty Agreement or Guaranty Agreements in effect at that time.

         5. GUARANTY. On any anniversary of the date of this Note until the Note is paid in full, the Corporation may elect not to increase the aggregate principal amount of this Note by $4,000,000, and, in lieu thereof, the Corporation shall enter into a guaranty agreement with Payee substantially in the form attached as EXHIBIT A so long as such guaranty may be issued in accordance with the first paragraph of this Note.

         6. DEFAULT; ACCELERATION. In the case an Event of Default occurs and is continuing, the entire unpaid principal of this Note, together with all accrued but unpaid interest, will become immediately due and payable at the Payee's option. An "EVENT OF DEFAULT" means (a) the failure of the Corporation to make any payment of interest or principal within fifteen days of the date such payment is due, other than (i) as provided in Section 2(b) hereof and (ii) in accordance with the Corporation's right to offset against this Note as further described in Section 4 above, or (b) the Corporation's filing a petition or otherwise voluntarily commencing a case or proceeding or filing an answer or other pleading in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtors' reorganization law, being the voluntary or involuntary subject of an order for relief by any court under any such law, or being adjudicated "bankrupt," "debtor" or "insolvent" under any such law, or there being appointed under any such law, a "trustee," "receiver" or "custodian" to manage the Corporation's business or properties, or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to the Corporation or the Corporation's business, which proceeding is consented to by the Corporation or that is not dismissed within 90 days after being commenced. In addition, the entire unpaid principal of this Note, together with all accrued but unpaid interest, shall become immediately due and payable on the third Business Day following a Change-in-Control (as defined below).

         7. NO RECOURSE. No director, stockholder, officer, employee or incorporator as such, past, present or future of the Corporation or any successor person has any liability for any obligation of the Corporation under this Note or for any claim based on, in respect of or by reason of, any such obligation or its creation. The Payee by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

         8. COSTS. In the event that any principal or interest due hereunder is not paid in accordance with this Note, the Corporation shall pay any and all reasonable costs incurred by Payee to collect the sums due hereunder, including, but not limited to, reasonable attorneys' fees and disbursements.

         9. LATE PENALTY. Except as otherwise provided in Section 2(b) and
Section 4 of this Note, any payment of interest that is required to be made hereunder that is not made within fifteen days of the date specified for payment or otherwise in accordance with this Note shall bear a late fee equal to five percent (5%) of the amount of the payment then due.

         10. NO WITHHOLDING. Any payments or prepayments to be made in respect of interest on this Note shall be made without deduction or withholding, or with such additional amounts as may be necessary in order that Payee, after such deduction or withholding, receives the full amount of interest then due and payable or intended to be prepaid.

         11. WAIVER OF DEFENSES. Subject to Section 4 of this Note, the Corporation hereby waives presentment for payment, protest and demand, suretyship defenses and all other defenses in the nature thereof and notice of non-payment, changes in terms and conditions and all other indulgences granted by Payee.

         12. NO IMPLIED WAIVER. Payee shall not, by any act, delay, omission or otherwise, be deemed to waive any of its rights or remedies hereunder, unless such waiver be in writing and signed by Payee and the Corporation, and then only to the extent expressly set forth therein. A waiver on any such occasion shall not be construed as a bar to, or waiver of, any such right or remedy on any future occasion.

         13. SUBORDINATION. This Note is subordinate to the indebtedness of the Corporation (or any of its affiliates and successors) arising under any agreements or instruments representing or evidencing any Senior Indebtedness. With respect to the indebtedness identified in clauses (III)-(V) of the legend set forth above, Payee shall, upon the request of the Corporation, enter into subordination agreements in form and substance substantially similar to the Subordination Agreements.

         14. GOVERNING LAW; INTERPRETATION. This Note is to be governed and controlled as to interpretation, enforcement, validity, construction, and in all other respects by the laws, statutes and decisions of the State of New York.

         15. INVALIDITY. If any one or more of the provisions contained in this Note are invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of all the remaining provisions will not in any way be affected or impaired.

         16. ASSIGNMENT. The Payee shall not assign, negotiate or otherwise transfer this Note or any or all of its rights under this Note to any Person without the prior written consent of the Corporation, except to an Affiliate of Payee. This Note may not be assigned, transferred or pledged, in whole or in part, by the Corporation without the prior written consent of Payee.

         17. CERTAIN DEFINITIONS. As used in this Note, (a) "AFFILIATE" of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling Person of such Person, (b) "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, governmental authority, unincorporated association or any other entity or organization, and (c) "CHANGE-IN-CONTROL" means the acquisition by a Person (other than Kirtland Capital Partners II LP or any Affiliate thereof) of (i) the ownership or control (directly or indirectly) of more than 50% of the voting share capital of Holdings or the Corporation or (ii) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the boards of directors of Holdings or the Corporation.

         IN WITNESS WHEREOF, The Corporation has caused this Note to be duly executed as of the date first above written.

                                     UNIFRAX CORPORATION


                                     By:     /S/  WILLIAM P. KELLY
                                          ------------------------
                                     Name:  William P. Kelly
                                     Title:  President and CEO

ACKNOWLEDGED AND AGREED
to this 4th day of October, 2000

SOCIETE EUROPEENNE DE PRODUITS REFRACTAIRES

By:    /S/  ROLAND LAZARD
       ---------------------
Name:  Roland Lazard
Title: Senior Vice President Finance

                                   SCHEDULE I

Carborundum France, SA                                                $3,500,000

Unifrax Limited                                                       $4,500,000

                                   EXHIBIT A

                                                                       EXHIBIT A

THIS GUARANTY IS SUBORDINATE TO THE INDEBTEDNESS OF THE CORPORATION (AND ANY OF ITS AFFILIATES AND SUCCESSORS) ARISING UNDER (I) THE CREDIT AGREEMENT, DATED AS OF OCTOBER 5, 2000, BETWEEN THE CORPORATION AND BANK OF AMERICA N.A., AS AGENT (THE "AGENT"), AS HEREAFTER AMENDED, RESTATED OR OTHERWISE MODIFIED, AS SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF OCTOBER 4, 2000, BY SELLER AND THE CORPORATION IN FAVOR OF THE AGENT AND THE LENDERS (AS THEREIN DEFINED), (II) THE INDENTURE, DATED AS OF OCTOBER 15, 1996, BETWEEN THE CORPORATION AND CHASE MANHATTAN BANK, AS TRUSTEE (THE "TRUSTEE"), AS HEREAFTER AMENDED, RESTATED OR OTHERWISE MODIFIED, AS SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF OCTOBER 4, 2000, BY SELLER AND THE CORPORATION IN FAVOR OF THE TRUSTEE, (III) ANY OTHER INDEBTEDNESS OF THE CORPORATION UP TO AN AGGREGATE OF $5.0 MILLION,
(IV) ANY ADDITIONAL INDEBTEDNESS OF THE CORPORATION INCURRED IN CONNECTION WITH THE CERAMIC FIBER BUSINESS OR ANY RELATED OR SUBSTANTIALLY SIMILAR LINES OF BUSINESS, AND (V) ANY OTHER INDEBTEDNESS OF THE CORPORATION INCURRED FROM TIME TO TIME HEREAFTER TO REPAY, REFINANCE OR OTHERWISE REPLACE THE INDEBTEDNESS IDENTIFIED IN CLAUSES (I) THROUGH (IV) ABOVE (THE INDEBTEDNESS SET FORTH IN CLAUSES (I) THROUGH (V) ABOVE IS HEREINAFTER REFERRED TO AS "SENIOR INDEBTEDNESS" AND THE SUBORDINATION AGREEMENTS SET FORTH IN CLAUSES (I) AND (II) ABOVE ARE HEREINAFTER REFERRED TO AS THE "SUBORDINATION AGREEMENTS".

                         SUBORDINATED GUARANTY AGREEMENT

         THIS SUBORDINATED GUARANTY AGREEMENT (this "GUARANTY") is made as of the ___th day of ______, 200_, by UNIFRAX CORPORATION, a Delaware corporation (the "CORPORATION"), in favor of SOCIETE EUROPEENNE DE PRODUITS REFRACTAIRES, a French corporation ("SELLER").

                                    RECITALS

         A. The Corporation is a 90% owned subsidiary of Unifrax Holding Co. ("HOLDINGS");

         B. Holdings has executed a promissory note in favor of Seller in the original principal amount of U.S. $20,200,000 (the "HOLDINGS NOTE") as partial consideration for the transactions contemplated by that certain Stock and Asset Purchase Agreement by and among Seller, the Corporation, and certain other parties thereto dated July 27, 2000 (the "PURCHASE AGREEMENT");

         C. Holdings has executed a promissory note in favor of Carborundum do Brasil in the original principal amount of U.S. $300,000 (together with the Holdings Note, the "NOTES") as partial consideration for the transactions contemplated by the Purchase Agreement.

         D. The Corporation has executed a promissory note in the original principal amount of U.S. $8,000,000 (the "CORPORATION NOTE") in favor of Seller as partial consideration for the transactions contemplated by the Purchase Agreement;

         E. The Corporation desires to execute and deliver this Guaranty in lieu of an increase in the principal amount of the Corporation Note.

         NOW, THEREFORE, the Corporation and Seller, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

         1. GUARANTY. Subject to the provisions of the Subordination Agreements and the other provisions set forth below and Section 2(b) of the Holdings Note, the Corporation irrevocably guarantees to Seller and its successors and permitted assigns, the full and punctual payment when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) of all amounts owing from Holdings under the Holdings Note, including, without limitation, all principal, interest, fees and other amounts now or hereafter owing under the Holdings Note. In furtherance of the foregoing and subject to
Section 2(b) of the Holdings Note, the Corporation agrees that, upon failure by Holdings to pay punctually any amount owing under the Holdings Note, the Corporation shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Holdings Note. Notwithstanding anything to the contrary contained in this Guaranty, the Corporation's obligation to pay pursuant to this Guaranty is limited to the payment of up to an aggregate amount of $4,000,000 (such obligations being the "OBLIGATIONS"). The Corporation has the right to offset against the face amount of the Obligations any amounts owing from Seller or any affiliate of Seller to the Corporation or Holdings under any of the Transaction Documents (as defined in the Purchase Agreement). In the event of any such offset, the amount of offset shall be allocated among (a) the Notes; (b) the Corporation Note, (c) that certain Subordinated Promissory Note issued in the original principal amount of $1,500,000 by Corporation in favor of SEPR; and (d) this Guaranty and any other guaranty agreement issued by the Corporation in favor of Seller.

         2. OBLIGATIONS INDEPENDENT. The obligations of the Corporation hereunder are independent of the obligations of Holdings except to the extent of
Section 2(b) of the Holdings Note and the offset provisions contained in Section 5 of the Holdings Note, and a separate action or actions may be brought and prosecuted against the Corporation whether action is brought against Holdings or whether Holdings is joined in any such action or actions. The Corporation waives the benefit of any statue of limitations affecting its liability hereunder.

         3. OBLIGATIONS UNCONDITIONAL. The Corporation agrees that, subject to the rights of a guarantor to raise defenses that would have been available to such guarantor had it been named as the sole obligor with respect to the Holdings Note rather than as a guarantor including, without limitation, Section 2(b) of the Holdings Note and the offset provisions contained in Section 5 of the Holdings Note, the Corporation's obligations hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Holdings Note and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever (including, without limitation, personal defenses of Holdings or any other obligor other than Section 2(b) of the Holdings Note and the offset provisions of the Holdings
Note) which might otherwise constitute a legal or equitable discharge or defense of a surety, guarantor or co-obligor.

         4. REINSTATEMENT. The obligations of the Corporation under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person in respect of the obligations under the Holdings Note is rescinded or must be otherwise restored by an beneficiary under the Holdings Note, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Corporation agrees that it will reimburse Seller on demand for all reasonable out-of-pocket losses, liabilities, costs and expenses (including, without limitation, fees of counsel) incurred by Seller in connection with such rescission or restoration, including any losses, liabilities, costs and expenses in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         5. CERTAIN ADDITIONAL WAIVERS. Without limiting the generality of any other provision of this Guaranty, the Corporation hereby specifically waives (a) promptness, diligence, notice of acceptance and any other notice with respect to the Holdings Note or this Guaranty; (b) any requirement that Seller or any other person protect, secure or insure any lien or any property subject thereto or exhaust any right or take any action against Holdings or any other person or any collateral; and (c) all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurrence of new or additional indebtedness; provided, however, that Seller shall first provide Holdings written notice of any Event of Default prior to pursuing any rights or remedies hereunder.

         6. CONTINUING GUARANTEE. This guarantee in this Guaranty is a continuing guarantee, and shall apply to all obligations of Holdings under the Holdings Note whenever arising subject to the limitations herein contained.

         7. NO WITHHOLDING. Any payments to be made in respect of this Guaranty on account of the interest of the Corporation Note shall be made without deduction or withholding, or with such additional amounts as may be necessary in order that Seller, after such deduction or withholding, receives the full amount of such principal then due and payable.

         8. NO IMPLIED WAIVER. Seller shall not, by any act, delay, omission or otherwise be deemed to waive any of its rights or remedies hereunder, unless such waiver be in writing and signed by Seller and the Corporation, and then only to the extent expressly set forth therein. A waiver on any such occasion shall not be construed as a bar to, or waiver of, any such right or remedy on any future occasion.

         9. EXPENSES. The Corporation agrees to pay on demand all out-of-pocket expenses (including the reasonable fees and expenses of attorneys) in any way relating to the enforcement or protection of the rights of Seller hereunder.

         10. SUBROGATION. The Corporation is entitled to be subrogated to any of the rights of Seller against Holdings for nonpayment of the Holdings Note to the extent that the Corporation actually pays any of the Obligations; provided, however, that the Corporation's right to subrogation is limited to the Corporation's right to cause Holdings to forego accrued and unpaid dividends to which Holdings is entitled pursuant to Section C.1 of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation and to surrender shares of Class A Preferred Stock to the Corporation, in each case to the extent that the Corporation actually pays any of the Obligations.

         11. BINDING EFFECT; ASSIGNMENT. This Guaranty binds the Corporation and its successors and assigns, and the benefits hereof inure to the benefit of Seller and its successors and assigns. All references herein to the "Corporation" and "Seller" will be deemed to apply to the Corporation and Seller, respectively, and to their respective successors and assigns. Seller shall not assign, negotiate or otherwise transfer this Guaranty or any of its rights and obligations under this Guaranty to any person or entity other than an Affiliate of Seller without the prior written consent of the Corporation.

         12. GOVERNING LAW. This Guaranty is to be governed and controlled as to interpretation, enforcement, validity, construction, and in all other respects by the laws, statutes and decisions of the State of New York.

         13. SUBORDINATION. This Guaranty is subordinate to the indebtedness of the Corporation (or any of its affiliates and successors) arising under any agreements or instruments representing or evidencing any Senior Indebtedness. With respect to the indebtedness identified in clauses (III)-(V) of the legend set forth above, Seller shall, upon the request of the Corporation, enter into subordination agreements in form and substance substantially similar to the Subordination Agreements.

         14. TERMINATION. Upon receipt by Seller of the payment (or prepayment) in full of the principal of and interest on the Holdings Note in accordance with the terms thereof, the obligations of the Corporation in favor of Seller under this Guaranty will terminate and Seller shall execute and deliver to the Corporation a proper instrument or instruments acknowledging the satisfaction and termination of such obligations.

         15. NOTICES. All notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transmission (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the Corporation at the address or facsimile number specified below:

                           Unifrax Corporation
                           2351 Whirlpool Street
                           Niagara Falls, NY   14305
                           Attention:  President
                           Facsimile No.:  (716) 278-3903
or to such other address as the Corporation may hereafter designate to the other in writing for such purposes.

         16. AMENDMENTS. None of the terms or provisions of this Guaranty may be waived, altered or amended except by an instrument in writing, duly executed by the parties hereto.

         17. COUNTERPARTS. This Guaranty may be executed in two or more counterparts (including by facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same Guaranty.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation and Seller have executed this Guaranty as of the day and year first above written.


                                        UNIFRAX CORPORATION


                                        By:_________________________________
                                           Name:
                                           Title:


                                        SOCIETE EUROPEENNE DE
                                        PRODUITS REFRACTAIRES


                                        By:_________________________________
                                           Name:
                                           Title:

Acknowledged and Agreed to
this ____ day of _________, 2000

UNIFRAX HOLDING CO.


By:_________________________________
   Name:
   Title: